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                                                                    EXHIBIT 12


           CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               AND PREFERRED DIVIDEND REQUIREMENTS


                                                                         Twelve Months Ended
                                       -------------------------------------------------------------------------------------
                                          6/30/98        9/30/97        9/30/96       12/31/95       12/31/94       12/31/93
                                       -------------------------------------------------------------------------------------
                                       (unaudited)
                                                                            (dollars in thousands)
Fixed charges, as defined:
 Interest expense                       $   9,994          9,436         10,101          9,938          8,090      $  7,038
 Amortization of debt
   issuance expense                           616            612            612            606            593           562
                                       ----------     ----------      ---------      ---------      ---------      --------
   Total fixed charges                  $  10,610         10,048         10,713         10,544          8,683      $  7,600
                                       ----------     ----------      ---------      ---------      ---------      --------


Earnings, as defined:
 Net earnings                           $   8,977         10,627          8,211          7,732          5,760      $  9,103
 Add (deduct):
  Income taxes                              5,456          6,263          4,272          4,508          3,505         5,224
  Cumulative effect of change
     in accounting method                       -              -              -              -              -          (209)
  Fixed charges                            10,610         10,048         10,713         10,544          8,683         7,600
                                       ----------     ----------      ---------      ---------      ---------      --------

   Total earnings                       $  25,043         26,938         23,196         22,784         17,948      $ 21,718
                                       ----------     ----------      ---------      ---------      ---------      --------
Ratio of earnings to
  fixed charges                              2.36           2.68           2.17           2.16           2.07          2.86
                                       ----------     ----------      ---------      ---------      ---------      --------
                                       ----------     ----------      ---------      ---------      ---------      --------


Fixed charges and preferred
 dividend requirements:
   Fixed charges                        $  10,610         10,048         10,713         10,544          8,683      $  7,600
   Preferred dividend
     requirements                             782            811            819            853            898           913
                                       ----------     ----------      ---------      ---------      ---------      --------

   Total                                $  11,392         10,859         11,532         11,397          9,581      $  8,513
                                       ----------     ----------      ---------      ---------      ---------      --------

Ratio of earnings to fixed charges and
 preferred dividend requirements             2.20           2.48           2.01           2.00           1.87          2.55
                                       ----------     ----------      ---------      ---------      ---------      --------
                                       ----------     ----------      ---------      ---------      ---------      --------
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